Exhibit 99.1

Reinvent Technology Partners Y Announces Pricing of $850 Million Initial Public Offering

NEW YORK—(BUSINESS WIRE)— Reinvent Technology Partners Y (the “Company”) announced today that it priced its initial public offering of 85,000,000 units at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “RTPYU” beginning March 16, 2021. Each unit consists of one Class A ordinary share and one-eighth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “RTPY” and “RTPYW,” respectively.

The Company, founded by Reid Hoffman, Mark Pincus, and Michael Thompson, is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search for a target business operating in the technology sectors.

Morgan Stanley is acting as lead bookrunning manager for the offering. Academy Securities, AmeriVet Securities and C.L. King & Associates are acting as co-managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 12,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, Email: prospectus@morganstanley.com.

A registration statement relating to the securities became effective on March 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on March 18, 2021, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Ed Trissel / Jon Keehner / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investors:

ir@reinventtechnologypartners.com

Source: Reinvent Technology Partners Y